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                                                                      EXHIBIT 12

                         ANADARKO PETROLEUM CORPORATION
                CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS
                   OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 1996

                                                        YEARS ENDED DECEMBER 31
                                         -----------------------------------------------------
                                           1996       1995       1994        1993       1992
                                         --------    -------    -------    --------    -------
                                                               THOUSANDS
Gross Income                             $196,763    $65,624    $90,794    $106,824    $68,311
Rentals                                     4,234      2,457      2,814       3,069      2,737
                                         --------    -------    -------    --------    -------
  Earnings                                200,997     68,081     93,608     109,893     71,048
                                         ========    =======    =======    ========    =======
Gross Interest Expense                     55,986     52,557     41,635      38,000     36,620
Rentals                                     4,234      2,457      2,814       3,069      2,737
                                         --------    -------    -------    --------    -------
  Fixed Charges                          $ 60,220    $55,014    $44,449    $ 41,069    $39,357
                                         ========    =======    =======    ========    =======
Ratio of Earnings to Fixed Charges           3.34       1.24       2.11        2.68       1.81
                                         ========    =======    =======    ========    =======

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals. Certain amounts for prior years have been restated to conform to the current presentation.

     During the five years ended December 31, 1996, there were no shares of preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years is the same as the ratio of earnings to fixed charges.